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                                                                     EXHIBIT 3.1



                                AMENDMENT TO THE
                      CORRECTED CERTIFICATE OF DESIGNATION
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             NOVATEL WIRELESS, INC.


        Novatel Wireless, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST:        The undersigned is the duly elected Chief Executive
Officer of the Corporation.

        SECOND:       The Corrected Certificate of Designation Series A
Convertible Preferred Stock, filed on December 20, 2001 (the "Certificate of Designation"), shall be amended as set forth in this Amendment to the Corrected Certificate of Designation Series A Convertible Preferred Stock (the "Amendment").

        THIRD:        Section 4 of the Certificate of Designation is hereby
amended and restated in its entirety by inserting the following in lieu thereof:

               (a) Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

                      (i) Holders of Common Stock shall have one vote per share;
               and

                      (ii) Holders of Series A Preferred Stock shall have that
               number of votes per share as is equal to the number of whole shares of Common Stock into which each such share of Series A Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent multiplied by the quotient of the Series A Conversion Price divided by $1.09.

               (b) Notwithstanding any other provision of this Section 4, in the event that it is determined by Nasdaq (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 4 violate or conflict with Nasdaq Marketplace Rule 4351, the number of votes to which each share of Series A Preferred Stock is entitled shall be reduced to the extent required to comply with such rule.



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        FOURTH:       The foregoing Amendment has been duly approved by the
Board of Directors of the Corporation.

        FIFTH:        The foregoing Amendment was duly adopted by the
shareholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

                            (Signature Page Follows)



                                       2
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        IN WITNESS WHEREOF, NOVATEL WIRELESS, INC. has caused this Amendment to be executed by John Major, its Chief Executive Officer, this 15th day of May, 2002.




                                        /s/ John Major
                                        ----------------------------------------
                                        John Major
                                        Chief Executive Officer



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